Exhibit 10.19

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Dated as of April 3, 2002

         The parties to this agreement are Bed Bath & Beyond Inc., a New York corporation (the “Company”), and Leonard Feinstein (the “Executive”).

         The Company wishes to continue to employ the Executive and to amend and restate the existing employment agreement, dated as of June 30, 1997, between the Company and the Executive, which embodies the terms of such employment, and the Executive wishes to amend and restate such existing employment agreement and accept such continued employment on such terms.

         Accordingly, the parties agree as follows:

         1.     Positions, Duties and Responsibilities

                  (a) During the Executive’s employment under this agreement, the Executive shall be employed as the co-chief executive officer with Leonard Feinstein or chief executive officer of the Company and be responsible for the general management of the affairs of the Company. It is the intention of the parties that the Executive be elected to and serve as a member of the board of directors of the Company. The Executive, in carrying out his duties under this agreement, shall report to the board of directors of the Company.

                  (b) Nothing in this agreement shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this agreement.

         2.     Term of Employment. The Executive’s employment under this agreement shall continue until the earlier of (a) June 30, 2007 (as that date may be extended from time to time by mutual agreement of the parties) (the “Final Date”) or (b) the termination of his employment in accordance with this agreement.

         3.     Senior Status. Notwithstanding anything to the contrary in sections 1 and 2, at any time during the Executive’s employment under this agreement and before the Final Date, the Executive may, at his option, upon 90 days’ written notice given to the Company, elect to terminate his positions, duties and responsibilities under section 1, and during the period (the “Senior Status Period”) commencing 90 days after such written notice is first given and continuing until the earlier of (a) the tenth anniversary of the termination of his positions, duties and responsibilities under section 1 or (b) the termination of the Executive’s employment in accordance with this agreement, provide consulting (but not line executive) services as an employee. If the Executive shall not have exercised this option on or before the 90th day before the Final Date the Executive shall be deemed to have exercised this option on such date. It is the intention of the parties that, during the Senior Status Period, the Executive shall continue to be elected to and serve as a member of the board of directors of the Company. The Executive, in carrying out his duties during the Senior Status Period, shall report to the Company’s chief executive officer or, if the Executive so elects, to the board of directors of the Company. During the Senior Status Period, the Executive shall, at the request from time to time of the Company’s chief executive officer or board of directors (whoever the Executive then reports to), make himself available to the Company, at times that are reasonably convenient for him, to provide advisory services (it being understood, however, that such services shall not require the Executive to travel to a location more than 25 miles from his residence from time to time or to devote more than fifty (50) hours in any three-month period to the Company). During the Senior Status Period, the Company shall provide the Executive an office (at a location specified by the Executive, which need not be where the Company’s offices are located), secretary, car and driver, all on a basis comparable to what is currently provided to the Executive.

         4.     Salary. During his employment under this agreement and prior to the Senior Status Period, the Executive shall be entitled to an annual salary (the “Executive Salary”), payable in accordance with the regular payroll practices of the Company, of $800,000. During the Senior Status Period, the Executive shall be entitled to an annual salary (the “Senior Status Salary”), payable in accordance with the regular payroll practices of the Company, of the greater of (i) $400,000 plus the COLA Adjustment (as defined in section 5(b) below), and (ii) fifty percent of the Executive Salary immediately prior to the Senior Status Period. The Company may pay additional compensation to the Executive, whether in the form of an increase in Executive Salary or Senior Status Salary (as applicable), bonus or otherwise, if and to the extent authorized by the board of directors of the Company, in its sole discretion, from time to time, it being understood that the board of directors may give consideration to increasing such compensation at various intervals during the term of this agreement.

         5.     Employee Benefit Programs.

                  (a) Generally. During the Executive’s employment under this agreement, the Executive shall be entitled to participate in all employee pension and welfare benefits plans and programs available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.

                  (b) Supplemental Pension. In addition, the Executive shall be entitled to payments in the nature of supplemental pension payments at the rate of $200,000 (or such higher amount resulting from the annual COLA Adjustment described below) per year, payable in accordance with the regular payroll practices of the Company, for the period following the termination of his employment until the death of the survivor of the Executive and his current spouse, such payments, however, to begin only following the later of: (i) the termination of any salary payments (including, without limitation, any salary continuation payments contemplated under section 7(d)(ii), if applicable); and (ii) the tenth anniversary of the Final Date if the Executive receives a lump sum payment pursuant to section 7(d)(ii) or section 8(b). Such supplemental pension payments shall be payable upon the termination of the Executive’s employment under all circumstances (including, but not limited to, a termination pursuant to section 7(a)) other than termination by the Company for Cause. The amount of such supplemental pension payments shall be increased (the “COLA Adjustment”) during each year the supplemental pension payments are payable by an amount which reflects any increase in the cost of living on the immediately preceding June 30th over the cost of living on June 30, 2000, using as a basis for such increase the Consumer Price Index for all Urban Consumers (CPI-U) for New York, Northern New Jersey-Long Island, as published by the U.S. Department of Labor (the “Index”) or, in the event such Index is no longer published, such other index as is determined in good faith to be comparable by the board of directors of the Company. The COLA Adjustment shall be made each July 1st and shall remain applicable until the next June 30th. The Executive acknowledges that the Company’s obligation under section 5(b) is an unfunded, unsecured promise to pay certain amounts to the Executive in the future. The amounts payable under section 5(b) shall be paid out of the Company’s general assets and shall be subject to the risk of the Company’s creditors. In no event shall the Executive’s rights under section 5(b) be greater than the right of any unsecured general creditor of the Company.

         6.     Reimbursement of Business and Other Expenses. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this agreement, and the Company shall promptly reimburse him for all business expenses incurred in carrying out the business of the Company, subject to documentation in accordance with the Company’s policies.

         7.     Termination of Employment

                  (a) In the event the Executive’s employment terminates due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to his salary for a period of one year following his death, any amount owing but not yet paid under section 6 and other or additional benefits owing but not yet paid in accordance with applicable plans and programs of the Company.

                  (b) In the event the Executive’s employment terminates due to his inability substantially to perform his duties and responsibilities under this agreement for a period of 180 consecutive days, he shall be entitled to his salary for a period of one year following the date of termination (less any amounts received under the Company’s benefit plans as a result of such disability) and any amount owing but not yet paid under section 6. In no event shall a termination of the Executive’s employment under this section 7(b) occur, unless the party terminating the Executive’s employment gives written notice to the other party in accordance with this agreement.

                  (c)    (i) As used in this agreement, the term “Cause” means (A) the Executive is convicted of a felony involving moral turpitude or (B) the Executive is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under this agreement, resulting, in either case, in material economic harm to the Company, unless the Executive believed in good faith that such act or nonact was in the best interests of the Company.

                           (ii) The Company may terminate the Executive’s employment under this agreement for Cause. A termination for Cause shall not take effect, however, unless the provisions of this paragraph (c)(ii) are complied with. The Executive shall be given written notice by the board of directors of the Company of the intention to terminate his employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. The Executive shall have 10 days after the date that such written notice has been given in which to cure such conduct, to the extent a cure is possible. If he fails to cure such conduct, his employment shall be terminated for Cause.

                           (iii) In the event the Company terminates the Executive’s employment for Cause, he shall be entitled to his salary through the date of the termination of his employment, any amounts owing but not yet paid under section 6 and other or additional benefits in accordance with applicable plans or programs of the Company.

                  (d)    (i) As used in this agreement, the term “Constructive Termination Without Cause” means a termination of the Executive’s employment at his initiative following the occurrence, without the Executive’s prior written consent, of one or more of the following events (except in consequence of a prior termination):

(A) a reduction in the Executive’s salary or a material reduction of any employee benefit or perquisite enjoyed by him (other than as part of any across-the-board action applicable to all executive officers of the Company);

(B) the failure to elect or reelect the Executive to any of the officer or director positions referred to in section 1(a) or removal of him from any of such positions;

(C) a material diminution in the Executive’s duties or the assignment to the Executive of duties materially inconsistent with his duties or that materially impair the Executive’s ability to function, prior to the Senior Status Period, as the co-chief executive officer or chief executive officer of the Company;

(D) the relocation of the Company’s principal office, or the Executive’s own office location as assigned to him by the Company, to a location more than twenty-five (25) miles from Union, New Jersey.

                           (ii) In the event the Company terminates the Executive’s employment without Cause, other than pursuant to section 7(a) or (b), or in the event there is a Constructive Termination Without Cause, the Executive shall be entitled to his salary through the date of termination of employment, his Executive Salary through the Final Date and thereafter his Senior Status Salary through the tenth anniversary of the Final Date (provided that, at the Executive’s option, exercised by written notice given to the Company, the Company shall pay him the present value of such salary continuation payments in a lump sum (using as the discount rate the Applicable Federal Rate for short-term Treasury obligations as published by the Internal Revenue Service for the month in which such termination occurs)), and any amount owing but not yet paid under section 6.

                  (e) Except with regard to a voluntary termination described in section 8(b), in the event of a termination of employment by the Executive on his own initiative other than a termination otherwise provided for in this section 7, the Executive shall have the same entitlements as provided in section 7(c)(iii) for a termination for Cause.

                  (f) In the event of a termination of employment other than pursuant to section 7(c), the Executive (and his current spouse, to the extent applicable) shall be entitled to continue to participate at the Company’s expense in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which he or his family was participating on the date of termination of his employment and other or additional benefits in accordance with applicable plans and programs of the Company until the earlier of (A) the death of the survivor of the Executive and his current spouse or (B) the date, or dates, the Executive receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-

by-benefit, basis). If the Executive is precluded from continuing his participation in any benefit plan or program referred to in the immediately preceding sentence, he shall be provided the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate. The economic equivalent of any benefit foregone shall be deemed to be the cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis from a provider of insurance coverage acceptable to the Executive. The payment of such after-tax economic equivalent shall be made quarterly in advance. In addition, to the extent the Executive (or his current spouse, if applicable) incurs tax that the Executive would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, the Executive (or his current spouse, if applicable) shall receive from the Company an additional payment in the amount necessary so that the Executive (or his current spouse, if applicable) will have no additional cost for receiving such items or any additional payment.

                  (g) In the event of any termination of employment under this section 7, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this agreement on account of any remuneration attributable to any subsequent employment that he may obtain, except as specifically provided in this section 7. Except as set forth in this agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

                  8. Change in Control

                  (a) As used in this agreement, the term “Change in Control” means the occurrence of any one of the following events:

                           (i) any “person,” as such term is used in sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a “beneficial owner,” as such term is used in Rule 13d-3 under that act, of 30% or more of the outstanding common stock of the Company, excluding a person that is an affiliate (as such term is used under that act) of the Company on the date of this agreement, or any affiliate of any such person;

                           (ii) the majority of the board of directors of the Company consists of individuals other than Incumbent Directors, which term means the members of the board of directors of the Company on the date of this agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered an Incumbent Director;

                           (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all its assets;

                           (iv) all or substantially all the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they own the common stock of the Company, all the common stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

                           (v) the Company combines with another company and is the surviving corporation, but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the common stock or other ownership interests of the combined company (there being excluded from the number of shares held by such shareholders, but not from the common stock or other ownership interests of the combined company, any shares other ownership interests received by affiliates of such other company in exchange for stock of such other company).

                  (b) Following a Change in Control, the Executive may, at his option, upon 90 days’ written notice given to the Company, terminate his employment under this agreement and, in lieu of any other amounts otherwise payable to him under section 7, (i) he will be entitled to receive, in a single lump sum on or before the 90th day after such written notice is given, an amount equal to (A) the product of (1) the Executive Salary then in effect and (2) three, if the written notice is given before the Senior Status Period, or (B) the product of (1) one half of his Senior Status Salary and (2) the number of years (including fractions), if any, remaining in the Senior Status Period on the 90th day after such written notice is given, if the written notice is given during the Senior Status Period, and (ii) pursuant to section 7(f), he shall be afforded continued participation in all medical, dental, hospitalization and life insurance coverage and in other employee benefit plans or programs in which he was participating on the date of the termination of his employment.

                  (c) In the event the amount provided to the Executive under section 8(b) (the “Payment”) is determined to constitute a “parachute payment,” as such term is defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), notwithstanding anything to the contrary in this agreement, the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any excise tax imposed by section 4999 of the Code (and any interest and penalties imposed with respect thereto) (collectively, “Excise Tax”) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. The determination of whether the Payment constitutes a “parachute payment” and, if so, the amount to be paid to the Executive and the time of payment pursuant to this section 8(c) shall be made by an independent auditor (the “Auditor”) jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm, which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate of the Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, the Executive and Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

         9.     Indemnification

                  (a) The Company agrees that, if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigation (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation or bylaws or, if greater, by the laws of the state of New York, against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include a undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

                  (b) Neither the failure of the Company (including its board or directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under section 9(a) that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or shareholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

                  (c) The Company agrees to continue and maintain a director’s and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

         10.     Confidentiality. The Executive shall at all times during the period of his employment and thereafter hold in confidence any and all Confidential Information (as defined below) that may have come or may come into his possession or within his knowledge concerning the products, services, processes, businesses, suppliers, customers and clients of the Company or its controlled affiliates. The Executive agrees that neither he nor any person or enterprise controlled by him will for any reason directly or indirectly, for himself or any other person, use or disclose any trade secrets, proprietary or confidential information, inventions, manufacturing or industrial processes or procedures, patents, trademarks, trade names, customer lists, service marks, service names, copyrights, applications for any of the foregoing or licenses or other rights in respect thereof (collectively, “Confidential Information”), owned or used by, or licensed to, the Company or any of its controlled affiliates, provided that the Executive may disclose Confidential Information that has become generally available to the public other than as a result of a breach of this agreement by the Executive or pursuant to an order of a court of competent jurisdiction or of a governmental agency, department or commission. Upon termination of his employment under this agreement, the Executive shall promptly surrender to the Company all documents he believes contain Confidential Information and that are within his possession or control, other than documents to which the Executive is or was a party or that relate to the Executive or the basis, or purported basis, on which his employment was terminated.

         11.     Noncompetition and Nonsolicitation

                  (a) The Executive agrees that from the date of this agreement and subsequent to the termination of his employment under this agreement and continuing for the period (the “Non-Compete Period”) after termination of employment under section 7 (but not under section 8) in respect of which salary continuation payments would be required to be made under section 7(d) (regardless of whether termination of employment occurs pursuant to section 7(d)), neither the Executive nor any person or enterprise controlled by him will become a shareholder, lender, director, officer, agent or employee of a corporation or member of or lender to a partnership, engage as a sole proprietor in any business, act as a consultant to any of the foregoing or otherwise engage directly or indirectly in any business that is in competition with the business then conducted by the Company or any of its controlled affiliates in any state in the United States or any other country in which the Company or any of its controlled affiliates has engaged in such business during the Executive’s employment under this agreement; provided, however, that the foregoing shall not prohibit the Executive from owning less than two percent of the outstanding securities of any class of capital stock of a corporation the securities of which are regularly traded or quoted on a national securities exchange or on an inter-dealer quotation system.

                  (b) The Executive agrees that, during the Non-Compete Period, neither he nor any person or enterprise controlled by him will (i) solicit for employment any person who was employed by the Company or any of its controlled affiliates at any time within one year prior to the time of the act of solicitation or (ii) in any way cause, influence or participate in the solicitation for employment of any such individual by anyone else.

                  (c) The Executive acknowledges that there is no adequate remedy at law for a breach of this section 11 and that, in the event of such a breach or attempted breach, the Company shall be entitled to injunctive or other equitable relief to prevent any such breach, attempted breach or continuing breach, without prejudice to any other remedies for damages or otherwise.

         12.     Assignability; Binding Nature. This agreement shall inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this agreement may be assigned or transferred by the Company, except pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all the assets of the Company, provided that, in the case of such a sale or liquidation, the assignee or transferee assumes in writing the obligation to perform this agreement (it being understood, however, that no such assignment or transfer shall relieve the Company of its liabilities or obligations under this agreement).

         13.     Amendment or Waiver. This agreement may not be amended or waived, except by an instrument in writing signed by the party to be charged.

         14.     Severability. If any provision of this agreement is invalid or unenforceable, the remaining provisions of this agreement shall remain in effect.

         15.     Governing Law. This agreement shall be governed by and construed and interpreted in accordance with the law of the state of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

         16.     Disputes. Except as otherwise expressly provided in this agreement, any dispute arising under or in connection with this agreement shall, at the election of the Executive, be resolved by binding arbitration to be held in New York City in accordance with the rules of the American Arbitration Association. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction. Costs of any arbitration or litigation, including, without limitation, attorneys’ fees of both parties, shall be borne by the Company and advanced to the Executive as appropriate from time to time, provided that, if the arbitrator or judge, as the case may be, determines that the claims or defenses of the Executive were without any reasonable basis, each party shall bear his or its own costs.

         17.     Notices. All notices and other communications under this agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its or his address or facsimile number given below (or at such other address or facsimile number for that party as specified by notice given under this section 17):

if to the Company, to it at:

650 Liberty Avenue Union, New Jersey 07083 Fax: 908-688-8385

if to the Executive, to him at:

[***]

All such notices and communications shall be deemed given and received upon (a) actual receipt by the addressee, (b) actual delivery to the appropriate address or (c) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided above; however, such mailing shall in no way alter the time at which the facsimile notice is deemed given and received.

         18.     Headings. The section headings in this agreement are for convenience only and shall not affect the meaning or construction of any provision of this agreement.

         19.     Counterparts. This agreement may be executed in counterparts.

         20.     Entire Agreement. This agreement contains the entire agreement and understanding of the parties concerning its subject matter and supersedes all prior agreements and understandings with respect to that subject matter. Nothing in this agreement is intended to or shall affect the rights or obligations of the parties under any agreement relating to the maintenance of life insurance or stock options.

BED BATH & BEYOND INC.

By:	/s/ Warren Eisenberg

Name: Warren Eisenberg Title: Co-Chief Executive Officer

THE EXECUTIVE:

/s/ Leonard Feinstein

Leonard Feinstein